Exhibit 99.1

MURPHY OIL ANNOUNCES PRELIMINARY FIRST QUARTER 2008 EARNINGS

EL DORADO, Arkansas, April 30, 2008 – Murphy Oil Corporation (NYSE: MUR) announced today that net income in the first quarter of 2008 was $409.0 million ($2.14 per diluted share), compared to net income of $110.6 million ($0.58 per diluted share) in the first quarter of 2007. The larger profit in 2008 compared to 2007 was primarily due to higher crude oil sales prices and sales volumes, which led to improved earnings in the Company’s exploration and production business. The first quarter 2008 also included a $39.9 million after-tax gain on sale of all Berkana Energy shares in Canada. Earnings in the Company’s refining and marketing business in 2008 were hampered by much tighter refining margins compared to the 2007 quarter.

Exploration and Production

Murphy’s income contribution from exploration and production operations was $428.0 million in the first quarter of 2008 compared to $88.8 million in the same quarter of 2007. Higher realized sales prices for crude oil and natural gas, higher oil and natural gas sales volumes and the aforementioned gain on sale of Berkana shares were the primary reasons for improved earnings in the 2008 period.

The Company’s worldwide crude oil and condensate sales prices averaged $84.95 per barrel for the 2008 first quarter compared to $47.89 per barrel in the 2007 first quarter. Total crude oil and gas liquids production was 113,339 barrels per day in the first quarter of 2008 compared to 84,555 barrels per day in the 2007 quarter. The increase in crude oil volumes in 2008 was mostly attributable to the August 2007 production start-up of the Kikeh field in Block K Malaysia. Oil production volumes declined in 2008 compared to 2007 at several areas, including Front Runner in the Gulf of Mexico, Seal and Syncrude in Western Canada, and West Patricia in Block SK 309 Malaysia. North American natural gas sales prices averaged $8.40 per thousand cubic feet (MCF) in the 2008 first quarter compared to $7.28 per MCF in the same quarter of 2007. Natural gas sales volumes were 69 million cubic feet per day in the first quarter of 2008 compared to 61 million cubic feet per day in the 2007 period, with the increase primarily due to production in the 2008 period at the Mondo NW field in the Gulf of Mexico following its start-up in July 2007. Natural gas sales volumes in Canada declined in 2008 mostly due to the sale of the Berkana shares in mid-January 2008.

Exploration expense in the 2008 period was $66.5 million compared to $48.4 million in 2007. Undeveloped leasehold amortization increased $21.1 million in 2008, mostly related to acreage acquired at the Tupper natural gas field under development in northeastern British Columbia. Geological and geophysical expense increased $9.2 million in 2008 compared to 2007 due to seismic activities at the Tupper field and in Block P, offshore Malaysia, but these were partially offset by lower seismic costs in the Republic of Congo. Dry hole expense was lower by $14.2 million in the 2008 period mostly in the Gulf of Mexico.

Refining and Marketing

Murphy’s refining and marketing operations generated income of $10.2 million in the 2008 quarter compared to income of $35.7 million in the 2007 quarter. In North America, downstream earnings were $1.0 million in 2008 compared to earnings of $34.5 million in 2007. North American results were lower in 2008 mostly due to significantly weaker refining margins, which were hurt by higher prices for crude oil feedstocks. Margins for U.S. retail marketing operations were slightly improved in the 2008 quarter. Refining and marketing operations in the United Kingdom generated income of $9.2 million in the first quarter of 2008, compared to income of $1.2 million in the same quarter of 2007. Total refinery inputs and petroleum products sold in the U.K. were significantly higher in 2008 than 2007 due to the purchase on December 1, 2007 of the remaining 70% interest in the Milford Haven, Wales refinery.

Corporate

Corporate functions had net costs of $29.2 million in the 2008 first quarter compared to net costs of $13.9 million in 2007. Net costs increased in 2008 compared to 2007 due to a combination of higher losses on foreign currency exchange caused by a weaker U.S. dollar, higher administrative expenses due mostly to stock-based and other incentive compensation, and higher net interest expense associated with higher borrowing levels and lower amounts capitalized to oil and gas development projects. The Company capitalized most of its interest expense to the Kikeh oil development project in the first quarter of 2007. Total net after-tax losses on foreign exchange were $4.8 million in the 2008 quarter compared to an $0.8 million gain in 2007.

Claiborne P. Deming, President and Chief Executive Officer, commented, “Our ongoing development projects continue to progress. The next batch of producing oil wells at the Kikeh field are scheduled for start-up near the end of the second quarter. In addition, our natural gas development at Tupper in British Columbia remains on track for first production in the fourth quarter of this year. Exploration drilling in the Eastern Gulf of Mexico will commence in the second quarter along with drilling in Block K Malaysia. Our worldwide production volumes are expected to average about 115,000 barrels of oil equivalent per day in the second quarter, but sales volumes are expected to average 108,000 barrels of oil equivalent per day. Crude oil sales prices have continued to strengthen in April, and margins throughout the U.S. downstream system are still being adversely affected by the high crude oil prices. We currently expect earnings in the second quarter to be between $1.90 and $2.10 per diluted share. Results could vary based on commodity prices, drilling results, timing of oil sales and refining and marketing margins.”

The public is invited to access the Company’s conference call to discuss first quarter 2008 results on Thursday, May 1, at 12:00 p.m. CDT either via the Internet through the Investor Relations section of Murphy’s website at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-800-366-7449. The telephone reservation number for the call is 11112008. Replays of the call will be available through the same address on the Murphy website, and a recording of the call will be available through May 5 by dialing 1-800-405-2236. Audio downloads will be available on the Murphy website through June 1 and via Thomson StreetEvents for their service subscribers.

Summary financial data and operating statistics for the first quarter 2008 with comparisons to 2007 are contained in the attached tables.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

####

MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2008		Three Months Ended March 31, 2007
	Revenues	Income	Revenues	Income
Exploration and production
United States	$143.1	47.1	93.9	10.7
Canada	349.5	151.3	202.5	65.5
United Kingdom	86.1	32.1	37.5	12.1
Malaysia	464.6	204.7	44.1	9.8
Ecuador	23.2	.8	25.4	4.1
Other	1.4	(8.0)	1.1	(13.4)

	1,067.9	428.0	404.5	88.8

Refining and marketing
North America	4,530.2	1.0	2,820.5	34.5
United Kingdom	957.6	9.2	226.1	1.2

	5,487.8	10.2	3,046.6	35.7

	6,555.7	438.2	3,451.1	124.5
Intersegment transfers elimination	(23.5)	—	(23.1)	—

	6,532.2	438.2	3,428.0	124.5
Corporate	.5	(29.2)	6.9	(13.9)

Total revenues/net income	$6,532.7	409.0	3,434.9	110.6

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(Millions of dollars)	United States	Canada	United Kingdom	Malaysia	Ecuador	Other	Synthetic Oil – Canada	Total
Three Months Ended March 31, 2008
Oil and gas sales and other operating revenues	$143.1	244.9	86.1	464.6	23.2	1.4	104.6	1,067.9
Production expenses	16.9	23.9	10.0	53.4	9.6	—	48.1	161.9
Depreciation, depletion and amortization	27.2	29.9	10.3	52.1	12.2	.2	6.7	138.6
Accretion of asset retirement obligations	1.4	1.3	.5	1.3	—	.2	.2	4.9
Exploration expenses
Dry holes	.5	—	—	(.3)	—	—	—	.2
Geological and geophysical	10.2	10.5	—	12.7	—	.6	—	34.0
Other	1.5	.1	.1	—	—	3.1	—	4.8

	12.2	10.6	.1	12.4	—	3.7	—	39.0
Undeveloped lease amortization	5.1	22.0	—	—	—	.4	—	27.5

Total exploration expenses	17.3	32.6	.1	12.4	—	4.1	—	66.5

Selling and general expenses	7.1	3.6	1.0	1.2	.1	4.5	.2	17.7
Minority interest	—	.3	—	—	—	—	—	.3

Results of operations before taxes	73.2	153.3	64.2	344.2	1.3	(7.6)	49.4	678.0
Income tax provisions	26.1	36.8	32.1	139.5	.5	.4	14.6	250.0

Results of operations (excluding corporate overhead and interest)	$47.1	116.5	32.1	204.7	.8	(8.0)	34.8	428.0

Three Months Ended March 31, 2007
Oil and gas sales and other operating revenues	$93.9	135.5	37.5	44.1	25.4	1.1	67.0	404.5
Production expenses	26.2	20.2	5.9	7.1	9.1	—	31.5	100.0
Depreciation, depletion and amortization	16.7	35.4	5.8	8.3	8.5	.1	5.8	80.6
Accretion of asset retirement obligations	.8	1.0	.5	.7	—	.2	.2	3.4
Exploration expenses
Dry holes	13.2	1.0	—	—	.2	—	—	14.4
Geological and geophysical	9.8	2.8	—	4.8	—	7.4	—	24.8
Other	.5	.1	.1	—	—	2.1	—	2.8

	23.5	3.9	.1	4.8	.2	9.5	—	42.0
Undeveloped lease amortization	4.5	1.5	—	—	—	.4	—	6.4

Total exploration expenses	28.0	5.4	.1	4.8	.2	9.9	—	48.4

Selling and general expenses	5.5	4.1	1.0	3.8	.2	4.0	.2	18.8

Results of operations before taxes	16.7	69.4	24.2	19.4	7.4	(13.1)	29.3	153.3
Income tax provisions	6.0	23.5	12.1	9.6	3.3	.3	9.7	64.5

Results of operations (excluding corporate overhead and interest)	$10.7	45.9	12.1	9.8	4.1	(13.4)	19.6	88.8

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenues	$6,532,731	3,434,884

Costs and expenses
Crude oil and product purchases	5,156,051	2,724,384
Operating expenses	400,880	296,483
Exploration expenses	66,496	48,336
Selling and general expenses	58,888	52,989
Depreciation, depletion and amortization	172,822	107,987
Accretion of asset retirement obligations	5,156	3,462
Interest expense	21,153	15,489
Interest capitalized	(6,949)	(14,657)
Minority interest	298	26

	5,874,795	3,234,499

Income before income taxes	657,936	200,385
Income tax expense	248,944	89,751

Net income	$408,992	110,634

Net income per Common share
– Basic	$2.16	0.59
– Diluted	2.14	0.58

Cash dividends per Common share	$0.1875	0.15

Average Common shares outstanding (thousands)
– Basic	189,151	187,148
– Diluted	191,551	189,789

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2008	2007
Operating Activities
Net income	$408,992	110,634
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	172,822	107,987
Amortization of deferred major repair costs	6,636	5,550
Expenditures for asset retirement obligations	(1,211)	(2,778)
Dry holes	241	14,447
Amortization of undeveloped leases	27,488	6,375
Accretion of asset retirement obligations	5,156	3,462
Deferred and noncurrent income tax charges	110,784	10,534
Pretax gains from disposition of assets	(42,386)	(353)
Net increase in operating working capital other than cash and cash equivalents	(245,215)	(32,445)
Other	3,222	8,591

Net cash provided by operating activities	446,529	232,004

Investing Activities
Property additions and dry holes	(510,362)	(300,276)
Expenditures for major repairs	(7,676)	(33)
Proceeds from sale of assets	104,126	16,726
Other - net	(5,749)	(2,751)

Net cash required by investing activities	(419,661)	(286,334)

Financing Activities
Increase in notes payable	197,686	129,957
Proceeds from exercise of stock options and employee stock purchase plans	9,922	12,220
Excess tax benefits related to exercise of stock options	9,945	6,732
Cash dividends paid	(35,564)	(28,176)

Net cash provided by financing activities	181,989	120,733

Effect of exchange rate changes on cash and cash equivalents	(13,435)	(113)

Net increase in cash and cash equivalents	195,422	66,290
Cash and cash equivalents at January 1	673,707	543,390

Cash and cash equivalents at March 31	$869,129	609,680

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2007)

(Millions of dollars)

	March 31, 2008	Dec. 31, 2007
Total current assets	$3,384.6	2,886.8
Total current liabilities	2,190.2	2,109.3
Total assets	11,260.8	10,535.8
Long-term debt
Notes payable	1,711.1	1,513.0
Nonrecourse debt	—	3.2
Stockholders’ equity	5,442.7	5,066.2

	Three Months Ended March 31,
	2008	2007
Capital expenditures
Exploration and production
United States	$150.8	66.5
Canada	98.3	52.4
Malaysia	152.7	157.2
Other international	53.8	45.6

	455.6	321.7

Refining and marketing
North America	116.8	34.5
United Kingdom	3.0	3.3

	119.8	37.8

Corporate	1.0	1.4

Total capital expenditures	576.4	360.9

Charged to exploration expenses*
United States	12.2	23.5
Canada	10.6	3.9
Malaysia	12.4	4.8
Other international	3.8	9.8

Total charged to exploration expenses	39.0	42.0

Total capitalized	$537.4	318.9

*	Excludes amortization of undeveloped leases of $27.5 million in 2008 and $6.4 million in 2007.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended March 31,
	2008	2007
Net crude oil, condensate and gas liquids produced – barrels per day	113,339	84,555
United States	12,112	14,096
Canada – light	186	527
– heavy	9,907	12,913
– offshore	18,717	18,477
– synthetic	11,431	12,725
United Kingdom	6,727	6,315
Malaysia	46,378	10,405
Ecuador	7,881	9,097

Net crude oil, condensate and gas liquids sold – barrels per day	126,932	84,468
United States	12,112	14,096
Canada – light	186	527
– heavy	9,907	12,913
– offshore	17,153	18,580
– synthetic	11,431	12,725
United Kingdom	8,772	6,489
Malaysia	58,146	9,912
Ecuador	9,225	9,226

Net natural gas sold – thousands of cubic feet per day	68,983	61,119
United States	56,884	43,321
Canada	4,440	9,457
United Kingdom	7,659	8,341

Total net hydrocarbons produced – equivalent barrels per day*	124,836	94,742
Total net hydrocarbons sold – equivalent barrels per day*	138,429	94,655

*	Natural gas converted on an energy equivalent basis of 6:1.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended March 31,
	2008	2007
Weighted average sales prices
Crude oil, condensate and gas liquids – dollars per barrel (1)
United States	$92.03	$50.52
Canada (2) – light	70.37	49.25
– heavy	53.57	32.32
– offshore	96.35	54.62
– synthetic	100.56	58.46
United Kingdom	98.51	55.84
Malaysia (3)	89.63	49.25
Ecuador (4)	26.74	30.43
Natural gas – dollars per thousand cubic feet
United States (1)	$8.52	$7.35
Canada (2)	6.80	6.96
United Kingdom (2)	10.48	6.89

Refinery inputs – barrels per day	244,508	179,928
North America	135,550	150,166
United Kingdom	108,958	29,762

Petroleum products sold – barrels per day	524,061	422,001
North America	427,411	387,430
Gasoline	307,784	274,719
Kerosine	3,934	3,425
Diesel and home heating oils	97,128	88,235
Residuals	13,268	15,355
Asphalt, LPG and other	5,297	5,696
United Kingdom	96,650	34,571
Gasoline	30,644	12,165
Kerosine	10,262	3,154
Diesel and home heating oils	27,570	12,401
Residuals	12,380	3,069
LPG and other	15,794	3,782

(1)	Includes intracompany transfers at market prices.
(2)	U.S. dollar equivalent.
(3)	Prices are net of payments under the terms of the production sharing contracts for Blocks SK 309 and K.
(4)	All prices are net of legislated revenue sharing with the Ecuadorian government.